BRIGGS & STRATTON CORPORATION AND SUBSIDIARIES

2009 Annual Report on Form 10-K

EXHIBIT 12

COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

(in thousands)

	Fiscal Year Ended
	June 28, 2009		June 29, 2008		Restated July 1, 2007		Restated July 2, 2006		Restated July 3, 2005
Earnings
Income before income taxes	$40,409		$29,609		$3,302		$158,514		$180,415
Less: Equity income from equity investees	(1,527)		(3,588)		(3,303)		(4,174)		(5,336)
Add: Fixed charges	34,010		41,337		46,592		45,248		39,232
Distributed income of equity investees	5,212		2,800		4,879		4,633		5,967

Earnings as defined	$78,104		$70,158		$51,470		$204,221		$214,178

Fixed Charges
Interest expense	$30,521		$37,554		$42,932		$40,085		$34,929
Amortization of discounts related to indebtedness	626		569		759		829		758
Imputed interest on deferred revenue	—		—		—		1,177		1,196

Interest expense as reported	31,147		38,123		43,691		42,091		36,883
Amortization of deferred financing fees	1,331		1,414		1,173		1,708		1,233
Portion of rent expense relating to interest	1,532		1,800		1,728		1,449		1,116

Fixed charges as defined	$34,010		$41,337		$46,592		$45,248		$39,232

Ratio of earnings to fixed charges	2.3	x	1.7	x	1.1	x	4.5	x	5.5	x